Exhibit 3(xxvii)

SECOND AMENDMENT TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

HEINZ TRANSATLANTIC HOLDING LLC

This Second Amendment to the Limited Liability Company Agreement (this “Amendment”) of HEINZ TRANSATLANTIC HOLDING LLC (the “Company”) is made and entered into to be effective for all purposes as of December 29, 2013, by Heinz Investment Company, a Delaware corporation (“HIC”). As used in this Amendment, the term “Member” shall mean HIC or any other person or entity who is admitted as a member of the Company in accordance with the Limited Liability Company Agreement made and entered into as of July 30, 2012, as amended (the “LLC Agreement”) and the Delaware Act, in each case, so long as it is a member of the Company. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the LLC Agreement.

RECITALS:

WHEREAS, the Company is currently governed pursuant to that certain LLC Agreement, as amended; and

WHEREAS, the Member has approved the amendment of the LLC Agreement to remove the requirement for the issuance of certificates representing member interests and to remove the restrictions on pledging member interests in the Company.

NOW, THEREFORE, the undersigned, as the sole Member of the Company, hereby adopts the following amendments to the LLC Agreement:

1. Membership Certificates. Section 14—Certificates of Member Interests is hereby amended and restated in its entirety to read as follows:

“(a) Issuance. All member interests in the Company may be represented by a certificate of limited liability company interest and recorded in the Company’s membership register. Certificates shall be signed by, or in the name of the Company by, the president or vice president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Company. The Company hereby elects to have all Membership Interests and all certificates evidencing the same treated as “securities” governed by Article 8 of the Uniform Commercial Code of the State of Delaware, as enacted and in effect from time to time.

(b) Lost Certificates. The Member may direct a new certificate or certificates to be issued in place of any certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person or persons claiming the certificate of member interest to be lost, stolen or destroyed.”

2. Fiscal year. As of the Effective Date, Section 18(b) of the LLC Agreement shall be amended to read as follows:

Accounting and Fiscal Year. The books of the Company shall be kept on the accrual basis in accordance with general acceptable accounting principles, practices and procedures and

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on a tax basis, and the Company shall report its operations for tax purposes on the accrual method. The fiscal year of the Company shall end on the Sunday closest to December 31 of each year, unless a different fiscal year shall be required by the Internal Revenue Code.

3.	Effective Date. This Amendment is effective as of the date first above mentioned.

4.	Effect on LLC Agreement. Except as specifically amended by this Amendment, the LLC Agreement shall remain in full force and effect and is hereby ratified and confirmed.

5.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

6.	Captions. All titles or captions contained in this Amendment are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Amendment or the intent of any provision in this Amendment.

7.	Definitions. All capitalized terms used herein but not defined shall have the same meaning as in the Current LLC Agreement.

IN WITNESS WHEREOF, the undersigned, as the single and sole Member of the Company, has executed this Agreement as of the date set forth in the introductory paragraph hereof.

Notice Address:	Heinz Investment Company, a Delaware corporation,
Heinz Transatlantic Holding LLC	as sole Member
c/o Heinz Investment Company	By:
2541 North Stokesberry, Place, Suite 100
Meridian, Idaho 83646		Robert Yoshida President

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